                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Seagull Energy Corporation:

     We consent to the incorporation by reference in the registration statement to be filed on Form S-4 of Seagull Energy Corporation of our report dated January 23, 1996, relating to the consolidated balance sheets of Seagull Energy Corporation and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears or is incorporated by reference in the December 31, 1995 Annual Report on Form 10-K of Seagull Energy Corporation and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

     Our report refers to a change in accounting principle for the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

/s/  KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP

Houston, Texas
August 8, 1996